SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

_______________________AAON, INC.________________________
(Name of Registrant as Specified in its Charter)

_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date Filed:

AAON, INC.

Notice of
Annual Meeting
May 19, 2015
and
Proxy Statement

AAON, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
May 19, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of AAON, Inc., a Nevada corporation (the “Company”), will be held on Tuesday, May 19, 2015 at 10:00 A.M. (Local Time), at 2440 South Yukon, Tulsa, Oklahoma, for the following purposes, as more fully described in the accompanying proxy statement (“Proxy Statement”):

1.	To elect three Class III Directors, for terms ending in 2018;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2015; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2015.

We have elected to take advantage of the Securities and Exchange Commission’s rules that allow us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is being mailed concurrently to our stockholders. The Notice contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the meeting. You may vote your shares in person at the meeting, by internet, by telephone or by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials.

Our Proxy Statement and Annual Report on Form 10-K, are available at www.proxyvote.com

By Order of the Board of Directors

John B. Johnson, Jr.
April 6, 2015	Secretary

AAON, INC.
2425 South Yukon
Tulsa, Oklahoma 74107

PROXY STATEMENT

This statement is furnished in connection with the solicitation by the Board of Directors of AAON, Inc., for proxies to be used at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 19, 2015, at the time and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement. Unless the context otherwise requires, references herein to “AAON”, “we”, “us”, “our” or “ours” refers to AAON, Inc., a Nevada corporation.

Pursuant to provisions of our Bylaws and action of our Board of Directors, the close of business on March 24, 2015, has been established as the time and record date for determining the stockholders entitled to notice of and to vote at this Annual Meeting. The stock transfer books will not be closed.

The Directors nominated for election will be elected if, assuming a quorum exists, a majority of the stockholders voting, vote in favor of each Director.

Stockholders of record on the record date are entitled to cast their votes at the Annual Meeting in person or by internet, telephone or properly executed proxy. The presence, by any of these means, of thirty-three and one-third percent (33-1/3%) of the Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied. If a quorum is not present at the time the Annual Meeting is convened, we may adjourn or postpone the meeting.

Determination of whether a proposal specified in the Notice of 2015 Annual Meeting of Stockholders has been approved will be determined, assuming a quorum is present either in person or by proxy, as follows:

•
Proposal No. 1. A nominee for director will be elected if a majority of the stockholders voting on the nominee’s election vote in favor such nominee’s election. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on the director nominees.

•
Proposal No. 2. The proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015 will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on the proposal. An abstention will have the effect of a vote against this proposal. Brokers have discretionary authority and may vote on the proposal without having instructions from the beneficial owners or persons entitled to vote thereon.

You may vote in several different ways:

In person at the Annual Meeting

You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the toll-free telephone number indicated on the voting instructions you will receive. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

By Internet

You may vote by going to the Internet web site indicated on the voting instructions you will receive. Confirmation that your voting instructions have been properly recorded will be provided.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Central time on May 18, 2015. A mailed proxy card must be received by May 18, 2015, in order to be voted at the Annual Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Proxies received in advance of the meeting may be revoked at any time prior to the voting thereof, either by giving notice to the Secretary of AAON or by personal attendance at the meeting.

We have adopted a procedure approved by the SEC called “householding” pursuant to which stockholders of record who have the same address and last name and who request a written copy of our Annual Report and Proxy Statement will receive only one copy of such materials unless one or more of these stockholders notify us that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Stockholders electing to vote over the Internet should understand that there may be costs associated with electronic access (such as charges from their Internet access provider) and that these costs must be borne by the stockholder.

Stockholders currently receiving multiple copies of our Annual Report and Proxy Statement at their household can request householding by contacting our transfer agent at 1-801-277-1400 or writing to Progressive Transfer Company, 1981 East Murray-Holladay Road, Suite 200, Salt Lake City, Utah 84117. Stockholders now participating in householding who wish to receive a separate document in the future may do so in the same manner. Those owning shares through a bank, broker or other nominee may request householding by contacting the nominee.

This Proxy Statement, the Notice of Annual Meeting and accompanying proxy card, as well as our 2014 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2014), can also be found at our website (www.aaon.com). Copies of exhibits omitted from the enclosed Annual Report on Form 10-K are available without charge upon written request to Kathy I. Sheffield, 2440 S. Yukon, Tulsa, Oklahoma 74107, or may also be obtained at the Securities and Exchange Commission’s website at www.sec.gov.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 24, 2015 (the record date), we had issued a total of 54,150,505 shares of $.004 par value Common Stock, our only class of stock outstanding. Each share is entitled to one vote on all matters submitted to a vote by stockholders.

The following table sets forth as of March 24, 2015, the aggregate number of our shares of Common Stock owned by each person known by us to be the beneficial owner of more than 5% of our Common Stock:

Name and address of beneficial owner	Number of shares owned	Percent of Class
Norman H. Asbjornson	11,261,571 (1)	20.80%
2425 South Yukon
Tulsa, OK 74107

Blackrock, Inc.	3,589,865 (2)	6.63%
55 East 52nd Street
New York, New York 10022

The Vanguard Group	2,740,235 (3)	5.06%
100 Vanguard Blvd.
Malvern, PA 19355

(1) Includes 2,889 shares under AAON's 401(k) plan, 3,376 shares of restricted stock that will vest within 60 days of the annual meeting, 474,655 shares owned by his foundation and 550,314 shares held as trustee of trusts for the benefit of his grandchildren. Mr. Asbjornson has sole voting and investment powers with respect to all shares beneficially owned by him.

(2) This share ownership information was provided in a Schedule 13G/A filed January 29, 2015, which discloses that BlackRock, Inc. possesses the sole voting power of 3,491,828 shares and sole dispositive power of all of the reported shares.

(3) This share ownership information was provided in a Schedule 13G filed on February 10, 2015, which discloses that The Vanguard Group possesses sole voting power of 62,101 shares, sole dispositive power of 2,682,784 shares and shared dispositive power of 57,451 shares.

The following table sets forth as of March 24, 2015, the aggregate number of shares of our Common Stock (adjusted to reflect stock splits) owned of record or beneficially by each current director, nominee for director, each person named in the Summary Compensation Table (herein, “Named Executive Officers”) and all directors, nominees for director and Named Executive Officers as a group:

Name and address of beneficial owner	Number of shares owned (1)		Percent of Class
Norman H. Asbjornson	11,261,571	(2)	20.80%
John B. Johnson, Jr.	39,562	(3)	*
Jack E. Short	39,150	(3)	*
Paul K. Lackey, Jr.	54,675	(3)	*
A. H. McElroy II	54,675	(3)	*
Jerry R. Levine	263,025	(4)	*
Joseph E. Cappy	60,918	(3)	*
Gary D. Fields	—		*
Scott M. Asbjornson	1,432,613	(5)	2.65%
Kathy I. Sheffield	118,523	(6)	*
David E. Knebel	136,702	(7)	*
Robert G. Fergus	20,862	(8)	*
Rebecca A. Thompson	6,229	(9)	*
Directors, nominees and Named Executive Officers as a group (13 persons)	13,482,276	(10)	24.90%

(1) All shares are held beneficially and of record and the owner has sole voting and investment power with respect thereto, except as otherwise noted.
(2) Includes 2,889 shares under AAON's 401(k) plan, 3,376 shares of restricted stock that will vest within 60 days of the annual meeting, 474,655 shares owned by his foundation and 550,314 shares held as trustee of trusts for the benefit of his grandchildren.
(3) Includes 3,376 shares of restricted stock that will vest within 60 days of the annual meeting.
(4) Includes 5,062 shares held by Mr. Levine’s IRA account, 2,529 shares held jointly by Mr. Levine and his wife, 11,750 shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the annual meeting and 5,063 shares of restricted stock which will vest within 60 days of the annual meeting.
(5) Includes 4,364 shares under AAON's 401(k) plan, 42,525 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting, 1,857 shares of restricted stock that will vest within 60 days of the annual meeting and 540,000 shares held as custodian for the benefit of his children.
(6) Includes 35,551 shares under AAON's 401(k) plan, 74,250 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting and 1,860 shares of restricted stock that will vest within 60 days of the annual meeting.
(7) Includes 1,290 shares under AAON's 401(k) plan.
(8) Includes 5,945 shares under AAON's 401(k) plan, 8,100 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting and 1,560 shares of restricted stock that will vest within 60 days of the annual meeting.
(9) Includes 3,517 shares of restricted stock that will vest within 60 days of the annual meeting.
(10) Includes 136,625 shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of the annual meeting and 30,596 shares of restricted stock that will vest within 60 days of the annual meeting by all directors and Named Executive Officers.
* Less than 1%.

DIRECTORS AND EXECUTIVE OFFICERS

General

Our Board of Directors is comprised of seven members. Our Bylaws (the "Bylaws") divide the Board of Directors into three classes having staggered terms of three years each, with Classes III, I and II having terms expiring at the Annual Meeting of Stockholders in 2015, 2016 and 2017, respectively. The Bylaws provide that a stockholder may nominate a director for election at an annual meeting if written notice is given to us not less than 60 and not more than 90 days in advance of the anniversary date of the immediately preceding annual meeting.

On the recommendation of our Governance Committee, the Board of Directors has nominated Norman H. Asbjornson and John B. Johnson, Jr., current members of the Class III Directors, whose terms expire at the 2015 Annual Meeting, for re-election to the Board. In addition, and also on the recommendation of our Governance Committee, the Board of Directors has nominated Gary D. Fields for election to the Board to replace Joseph E. Cappy (who is retiring from the Board immediately following the 2015 Annual Meeting), and the persons named in the proxy will vote for the election of each of Mr. Asbjornson, Mr. Johnson and Mr. Fields. Each of the above named nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, the Board has no reason to believe that any nominee will be unavailable.

Nominees:

Class III - Terms Expire in 2015

Name	Age	Current Position	Director Since
Norman H. Asbjornson	79	Director, President and Chief Executive Officer	1989
John B. Johnson, Jr.	81	Director and Secretary	1989
Gary D. Fields	55	Nominee	—

Directors Continuing in Office:

Class I - Terms Expire in 2016

Name	Age	Current Position	Director Since
Paul K. Lackey, Jr.	71	Director	2007
A.H. McElroy II	52	Director	2007

Class II - Terms Expire in 2017

Name	Age	Current Position	Director Since
Jack E. Short	74	Director	2004
Jerry R. Levine	76	Director	2008

After the Annual Meeting, assuming the stockholders elect the three nominees of the Board of Directors as set forth above, the Board of Directors of the Company will be:

Name	Age	Current Position
Norman H. Asbjornson	79	Director, President and Chief Executive Officer
John B. Johnson, Jr.	81	Director and Secretary
Gary D. Fields	55	Director
Paul K. Lackey, Jr.	71	Director
Jerry R. Levine	76	Director
A.H. McElroy II	52	Director
Jack E. Short	74	Director

Biographical Information

Set forth below is a description of the background of each of our continuing directors, nominees for director (* indicates nominees for director) and executive officers. The term of office of each officer ends on the date of the Annual Meeting, subject to extension upon re-election.

Directors

*Norman H. Asbjornson has served as President, Chief Executive Officer and a director of AAON since 1989 and currently serves in the class of directors whose terms will expire at the 2015 Annual Meeting of stockholders. Mr. Asbjornson also serves as the President of AAON, Inc., an Oklahoma corporation ("AAON-Oklahoma") and as the Chairman of the Board of AAON Coil Products, Inc. ("ACP"), both our wholly-owned subsidiaries.

Mr. Asbjornson is one of the founders of the Company, and his intimate knowledge of the HVAC industry, both from a technical and a business perspective, brings to the Board a unique insight into the Company’s operations in particular, as well as the environment in which the Company operates.

*John B. Johnson, Jr., has served as Secretary and a director of AAON since 1989, and currently serves in the class of directors whose terms will expire at the 2015 Annual Meeting of stockholders. Mr. Johnson also serves as the Secretary of AAON-Oklahoma and ACP. Mr. Johnson has been engaged in the private practice of law in Tulsa, Oklahoma, since 1961, and is a member of the firm of Johnson & Jones, which serves as our General Counsel.

Mr. Johnson has served as our legal counsel since our inception. Mr. Johnson’s corporate and securities legal expertise, together with his historical knowledge of our operations, enable him to provide valuable legal and business advice to the Board in its various deliberations.

Jack E. Short has served as a director of AAON since 2004, and currently serves in the class of directors whose terms will expire at the 2017 annual meeting of stockholders. He is Chairman of our Audit Committee. Mr. Short was employed by PricewaterhouseCoopers (formerly Coopers & Lybrand) for 29 years and retired as the managing partner of the Oklahoma practice (Tulsa and Oklahoma City) of the firm in June 2001. Mr. Short currently serves on the board of directors of T.D. Williamson, Inc., a worldwide manufacturing and oilfield services company and previously served on the board of directors of a public company which is engaged in the non-toxic waste collection business.

Mr. Short’s extensive background in public accounting provides the Board with an individual well-versed in accounting and financial matters, and his experience serving on the boards of other (publicly and privately held) companies offers additional insight to the Board in both financial and risk assessment matters.

Paul K. (“Ken”) Lackey, Jr., was elected as a director of AAON in 2007, and currently serves in the class of directors whose terms will expire at the 2016 annual meeting of stockholders. He is Chairman of our Governance Committee. Between April 2002 and October 2005 Mr. Lackey served as CEO and President of The NORDAM Group, a privately held company in Tulsa, Oklahoma involved in the aerospace industry. Between October 2005 and December 2008 Mr. Lackey served as the Chairman and CEO of The NORDAM Group. Between January 2009 and December 2011 Mr. Lackey served as the Executive Chairman of the Board of The NORDAM Group. Since January 2012 Mr. Lackey has served as the Chairman of the Board of The NORDAM Group. Mr. Lackey serves on the board of directors of Matrix Service Company, a public company involved in the construction and energy services industry, and also serves on the board of directors of St. John Health System, a healthcare system in northeastern Oklahoma and southern Kansas.

Mr. Lackey’s experience in serving as the CEO of a manufacturing company provides not only additional knowledge and insight in production and manufacturing processes in general, but also brings to the Board an individual who can provide guidance on management and operational systems in a manufacturing environment such as ours. Mr. Lackey’s service on the board of another public company also provides him with the ability to compare and assess the differences in board operations and functions, which provide guidance on strengthening the practices of our Board.

A.H. (“Chip”) McElroy II was elected as a director of AAON in 2007, and currently serves in the class of directors whose terms will expire at the 2016 annual meeting of stockholders. He is Chairman of our Compensation Committee. Since 1997 Mr. McElroy has served as President and CEO of McElroy Manufacturing, Inc., a privately held manufacturing concern based in Tulsa, Oklahoma.

Mr. McElroy’s extensive experience in managing a privately held manufacturing company brings to the Board substantial knowledge of operational and budgetary efficiencies, as well as technology-related applications which may benefit general manufacturing processes.

Jerry R. Levine was elected as a director of AAON in 2008, and currently serves in the class of directors whose terms will expire at the 2017 annual meeting. For more than 40 years, Mr. Levine has been a securities analyst. From 1980 to 1991 Mr. Levine served as a member of the “Emerging Growth Group” of Merrill Lynch Capital Markets, specializing in small and mid-sized companies. In 1999 Mr. Levine formed JRL Advisors, which firm provides investor relations services. Mr. Levine, through JRL Advisors, has provided investor and shareholder relations services and advice to the Company since JRL Advisors’ formation.

Mr. Levine’s extensive experience in the securities and financial fields provides to the Board insight on capital markets in general, as well as industry sensitive markets that may affect us specifically. Mr. Levine’s background also allows him to provide the Board guidance on the potential market impact that any significant Board or Company decision may have on our market value.

*Gary D. Fields has been nominated for election to the Board at the 2015 Annual Meeting. Mr. Fields has been involved in the HVAC industry for more than 35 years. From 1983 to 2012, Mr. Fields was an HVAC equipment sales representative at (and, from 2002 to 2012, a member of the ownership group of) Texas AirSystems, the largest independent HVAC equipment and solutions provider in the state of Texas, with locations in Dallas, Fort Worth, Houston, Austin and San Antonio. Mr. Fields has been significantly involved with the Fort Worth, Texas Chapter of ASHRAE (the American Society of Heating, Refrigerating and Air-Conditioning Engineers), having served as Chairman of various ASHRAE committees and ultimately serving as President. Mr. Fields is currently an owner and President of GKR Partners LTD, an HVAC business development consulting firm, which has provided business development advice and consultation to the Company and its sales representatives since 2013.

Mr. Field’s extensive experience in the HVAC industry provides the Board with valuable insight and knowledge on HVAC markets, including market trends. Mr. Field's lengthy experience at a large independent HVAC equipment provider also allows him to provide the Board guidance on the Company's sales and marketing activities.

Executive Officers

In addition to Norman H. Asbjornson (who is both a director and executive officer of the Company, and whose biographical information may be found in the section above entitled “Directors”), the following are also executive officers of the Company:

Name	Age	Current Position

Scott M. Asbjornson	46	Vice President, Finance and Chief Financial Officer
Kathy I. Sheffield	62	Senior Vice President, Administration and Treasurer
Robert G. Fergus	74	Vice President, Manufacturing
Rebecca A. Thompson	36	Chief Accounting Officer

Scott M. Asbjornson, age 46, Vice President, Finance and CFO, joined the Company in 1990 and is the son of the Company’s President and CEO, Norman H. Asbjornson. Mr. Scott Asbjornson has held various positions with the Company and ACP, including Vice President (2007-2010) and President (2010-2012) of ACP. He also serves as Vice President, Finance and CFO of AAON-Oklahoma.

Kathy I. Sheffield, age 62, Senior Vice President, Administration and Treasurer, became Treasurer of AAON in 1999, Vice President in 2002 and Senior Vice President, Administration and Treasurer in 2012. Ms. Sheffield was our Accounting Supervisor from 1989 to 1992, when she became Accounting Manager. She also serves as Senior Vice President, Administration and Treasurer of AAON-Oklahoma and as Treasurer of ACP.

Robert G. Fergus, age 74, Vice President, Manufacturing, has served as Vice President of AAON since 1989. Mr. Fergus also serves as Vice President, Manufacturing, of AAON-Oklahoma.

Rebecca A. Thompson, age 36, has served as the Chief Accounting Officer since joining the Company in 2012. Ms. Thompson previously served as a Senior Manager at Grant Thornton, LLP where she had 11 years of experience in the assurance division. Ms. Thompson is also a licensed certified public accountant.

BOARD, COMMITTEE MATTERS AND CORPORATE GOVERNANCE

Leadership Structure of the Board

The business of AAON is managed under the direction of our Board of Directors (“Board”). In accordance with our Bylaws, we do not have a “Chairman of the Board”; rather, the President, who is also the Chief Executive Officer, presides as “Chairman” at all meetings of the Board and stockholders.

The Board has determined that our current Board structure, having the Chief Executive Officer also serve as the presiding officer at all Board and stockholder meetings, is currently the most appropriate leadership structure for the Company and its stockholders. This fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the remaining directors and continuity of leadership. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the President is the director best qualified to act in the capacity as “Chairman” of the Board and to lead Board discussions regarding the performance of the Company. We do not require the person filling the function of “Chairman of the Board” to be an independent director.
The Board’s Role in Risk Oversight
The Board has ultimate responsibility for oversight of our risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Company. These reports and Board discussions include, among other things, operational, financial, legal, regulatory and strategic risks. Additionally, our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our size, operations and business objectives. The full Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics and compliance policies brought to its attention; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation Committee reviews compensation and human resource risks. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board or applicable committee also has authority to engage external advisors as necessary.

The Board met five times during 2014, and each director participated in 75% or more of the total number of meetings of the Board.

Actions taken by the Board outside of Board meetings were consented to in writing by a memorandum of action in lieu of a meeting, to which all incumbent directors subscribed. Directors meet their responsibilities not only by attending Board and committee meetings but also through communication with members of management on matters affecting us.

A description of the fees paid to the directors and members of the Audit Committee, Compensation Committee and Governance Committee can be found under “Executive Compensation - Director Compensation”, herein.

Stockholders may communicate with the Board, including the non-management directors, by sending a letter to the Board of Directors of AAON, Inc., c/o Corporate Secretary, 2425 South Yukon, Tulsa, Oklahoma 74107. The Corporate Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit the correspondence to the Board or to any specific director to whom the correspondence is directed.

We encourage all of our directors to attend AAON’s annual meetings of stockholders and all current Board members attended the 2014 annual meeting.

Committee Structure

Currently, the Board has a standing Audit Committee, Compensation Committee and Governance Committee to assist the Board in carrying out its functions. The Board has determined that each of the Chairmen, as well as all committee members are independent under applicable NASDAQ and SEC rules for committee memberships. The members of the committees are shown in the table below, followed by a brief description of each committee.

Director	Audit Committee	Compensation Committee	Governance Committee

Joseph E. Cappy	Member	Member	--
Paul K. Lackey, Jr.	Member	--	Chairman
A.H. McElroy II	--	Chairman	Member
Jack E. Short	Chairman	--	Member

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Among other things, the Audit Committee is responsible for: selecting and retaining our independent public accountants; preapproving the engagement of the independent accountants for all audit-related services and permissible, non-audit related services; reviewing in advance the scope and focus of the annual audit; and reviewing and discussing with management and the auditors our financial reports, the audited financial statements, the auditor's report, the management letter and the quality and adequacy of our internal controls. The Board has determined that the Chairman and the other Audit Committee members are independent under applicable NASDAQ and SEC rules for Audit Committee memberships. The Audit Committee is governed by a written charter, a copy of which is available on our website, at www.aaon.com. The “Audit Committee Report” for year 2014 is set forth below. The Audit Committee met a total number of four times during 2014 and the Chairman and each committee member participated in 75% or more of the total number of Audit Committee meetings.

The Board has determined that Mr. Short qualifies as an “audit committee financial expert” as defined by applicable SEC rules and that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The responsibilities of the Compensation Committee, as set forth in its charter, include the direct responsibility and authority to review and approve our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, to evaluate the performance of such officers in accordance with the policies and principles established by the Compensation Committee and to determine and approve, either as a Committee, or (as directed by the Board) with the other “independent” Board members (as defined by the NASDAQ listing standards), the compensation level of the Chief Executive Officer and the other executive officers. The Compensation Committee is composed of the two non-employee directors, named in the table above, each of whom is “independent” as defined by applicable NASDAQ and SEC rules for committee memberships. The Compensation Committee is governed by a written charter, a copy of which is available on our website, at www.aaon.com. The Compensation Committee met a total of four times during 2014 and the Chairman and each committee member participated in 75% or more of the total number of Compensation Committee meetings.

The responsibilities of the Governance Committee include proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting, and maintaining a list of prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in the Board composition requirements. The Committee is also charged with reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition. The Board has determined that the Chairman and all Governance Committee members are independent under applicable NASDAQ and SEC rules for committee memberships. The Governance Committee met a total of four times during 2014 and the Chairman and each committee member participated in 75% or more of the total number of Governance Committee meetings.

Our Bylaws also provide that a stockholder may nominate a director for election at an annual meeting if written notice is given to us not less than 60 and not more than 90 days in advance of the anniversary date of the immediately preceding annual meeting.

If and when new vacancies occur in the future, the Board will consider director nominees recommended by stockholders, in accordance with our Bylaws. The Board does not have a formal policy regarding the consideration of, procedures to be followed by, minimum qualifications of or process for identifying or evaluating nominees recommended by stockholders.

Among the criteria developed by the Governance Committee for qualification for director nominees as well as director retention, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of a director. The Governance Committee considers whether the candidate is independent under the standards described below under “Director Independence.” In addition, the Governance Committee considers all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include: a candidate’s age, professional and educational background, reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill responsibilities as a director and as a member of one or more of our standing Board committees. Although the Board does not have a formal diversity policy for Board membership, the Governance Committee considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience.

Nomination of a candidate is not based solely on the factors noted above. When current Board members are considered for nomination for re-election, the Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities to allow the Board to fulfill its responsibilities. The effectiveness of the Board’s skills, expertise and background is also considered as part of each Board annual self-assessment.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, as well as our other employees and directors. Our code of ethics can be found on our website at www.aaon.com. We will also provide any person without charge, upon request, a copy of such code of ethics. Requests may be directed to AAON, 2425 South Yukon Avenue, Tulsa, Oklahoma 74107, attention Kathy I. Sheffield, or by calling (918) 382-6204.

Transactions with Related Persons

In 2014, we did not enter into any new related party transactions and we do not have any preexisting related party transactions.

Our Code of Conduct guides the Board in its actions and deliberations with respect to related party transactions. Under the Code, conflicts of interest, including any involving the directors or any Named Executive Officers, are prohibited except under any guidelines approved by the Board. Only the Board may waive a provision of the Code of Conduct for a director or a Named Executive Officer, and only then in compliance with all applicable laws, rules and regulations.

Director Independence

The Board has adopted director independence standards that meet and/or exceed listing standards set by NASDAQ. NASDAQ has set forth six applicable tests and requires that a director who fails any of the tests be deemed not independent. The Board has affirmatively determined that Messrs Short, Lackey, McElroy, Levine and Cappy are independent, and that, if elected, Mr. Fields will also qualify as independent under the Company's guidelines and independence standards of NASDAQ and the SEC. Mr. Asbjornson does not qualify as independent under the standards set forth below. The Board has determined that Mr. Johnson should not be deemed independent, because he is a member of the law firm that serves as General Counsel to the Company.

Our director independence standards are as follows:

It is the policy of the Board that a majority of the members of the Board consist of directors independent of AAON and our management. For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with AAON or its affiliates or any member of the senior management of AAON or his or her affiliates. In making this determination, the Board applies, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations as outlined by the NASDAQ listing standards, the following standards, which it may amend or supplement from time to time:

▪
A director who is, or has been within the last three years, one of our employees, or whose immediate family member is, or has been within the last three years a Named Executive Officer, cannot be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

▪
A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and benefits under a tax-qualified retirement plan, or non-discretionary compensation for prior service (provided such compensation is not contingent in any way on continued service), cannot be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee will not be considered in determining independence under this test.

▪
A director who (A) is, or whose immediate family member is, a current partner of a firm that is our external auditor; (B) is a current employee of such a firm; or (C) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time cannot be deemed independent.

▪
A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present Named Executive Officers at the time serves or has served on that company’s compensation committee cannot be deemed independent.

▪
A director who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000 or 5% of such other entity’s consolidated gross revenues, other than payments arising solely from investments in AAON’s securities or payments under non-discretionary charitable contribution matching programs, cannot be deemed independent.

For purposes of the independence standards set forth above, the terms:

▪	“affiliate” means any consolidated subsidiary of AAON and any other company or entity that controls, is controlled by or is under common control with AAON;

▪	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act, as amended; and

▪
“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, death or incapacitation.

In addition to the director independence standards set forth above, the Board also requires the Chairs and all other committee members to satisfy the heightened independence standards set forth under applicable NASDAQ and SEC rules for committee memberships. In connection with its assessment of the independence of the directors as set forth above, the Board also determined that our Audit Committee Chair and all other Audit Committee members meet the additional independence standards of NASDAQ and the SEC applicable to members of the Audit Committee.

The Board undertakes an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director is asked to provide the Board with full information regarding the director’s business and other relationships with us and our affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent”. This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, AAON and our affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to any other approval requirements by us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discusses the material elements of compensation awarded to, earned by or paid to our Named Executive Officers, comprised of our principal executive and principal financial officers, and our other three most highly compensated executive officers.

    For the 2014 fiscal year, our Named Executive Officers were:

Norman H. Asbjornson	President and Chief Executive Officer
Scott M. Asbjornson	Vice President, Finance and Chief Financial Officer
Kathy I. Sheffield	Senior Vice President, Administration and Treasurer
David E. Knebel	Senior Vice President, Sales and Technology through 6/30/2014
Robert G. Fergus	Vice President, Manufacturing
Rebecca A Thompson	Chief Accounting Officer

Mr. Norman Asbjornson and Mr. Scott Asbjornson are Named Executive Officers by reason of their positions as the principal executive officer ("PEO") and principal financial officer ("PFO"), respectively, of the Company during 2014. Ms. Sheffield, Mr. Fergus and Ms. Thompson are Named Executive Officers as they are our three most highly compensated executive officers (other than our PEO and PFO) who were serving at the end of 2014. Mr. Knebel is a Named Executive Officer for the reason that he would have been included among the three most highly compensated executive officers (other than our PEO and PFO) but he retired and was not serving in such capacity at the end of 2014.

Our executive compensation programs are determined and approved by our Compensation Committee, after consideration of recommendations by the principal executive officer, as to the other Named Executive Officers. None of the Named Executive Officers are members of the Compensation Committee. The Compensation Committee has the direct responsibility and authority to review and approve our goals and objectives relative to the compensation of the Named Executive Officers, and to determine and approve (either as a committee or with the other members of our Board who qualify as “independent” directors under applicable guidelines adopted by NASDAQ) the compensation levels of the Named Executive Officers.

Our historical executive compensation programs have intended to achieve two objectives. The primary objective is to enhance our profitability, and thus stockholder value. The second objective is to attract, motivate, reward and retain employees, including executive personnel, who contribute to our long-term success. As described in more detail below, the material elements of our historical executive compensation program for Named Executive Officers include a base salary, annual incentive bonuses, perquisites, our contributions to AAON’s 401(k) plan, discretionary stock options and restricted stock awards.

We believe that each element of the executive compensation program helps to achieve one or both of the compensation objectives outlined above. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Attempted to be Achieved

Base salary	Attract and retain qualified executives
Motivate and reward executives’ performance
Stay competitive in the marketplace

Bonus compensation	Motivate and compensate executives’ performance
Stay competitive in the marketplace

Perquisites and personal benefits	Attract and retain qualified executives

Equity-based compensation – stock options	Enhance profitability of AAON and stockholder value by
and restricted stock awards	aligning long-term incentives with stockholders' long-term
interests
Attract and retain qualified executives

Retirement benefits – 401(k) and health	Enhance profitability of AAON and stockholder value
savings account	by aligning long-term incentives with stockholders’
long-term interests

As illustrated by the table above, base salary, perquisites and retirement benefits are all primarily intended to attract and retain qualified executives. These are the elements of our historic executive compensation program where the value of the benefit in any given year is not wholly dependent on performance. Base salaries are intended to attract and retain qualified executives as well as being linked to performance by rewarding and/or motivating executives. Base salaries are reviewed annually and take into account: experience and retention considerations; past performance; improvement in historical performance; anticipated future potential performance; and other issues specific to the individual executive. Base salaries also take into account comparable salaries of similarly situated officers of industry peers, as well as the individual responsibilities of our Named Executive Officers. In an effort to attract and retain qualified executives, we emphasize the need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements are generally paid out on a short-term or current basis, e.g., base salary and perquisites, while retirement benefits are generally paid out on a long-term basis.

There are specific elements of the historic executive compensation program that are designed to reward performance and enhance profitability and stockholder value, and, therefore, the value of these benefits is based on performance. Our annual incentive bonus plan is primarily intended to motivate and reward Named Executive Officers’ performance to achieve specific strategies and operating objectives, as well as improved financial performance. Other elements that satisfy the primary objective of executive compensation to enhance profitability and stockholder value are through a mix of short-term or current basis and long-term basis. The Long-Term Incentive Plan (“LTIP”) and 401(k) savings and investment plan align performance to profitability and stockholder value over a longer term. This mix of short-term and long-term elements allows us to achieve dual goals of attracting and retaining executives, while motivating and rewarding executives to enhance profitability and stockholder value.

The Compensation Committee’s philosophy is that we should continue to use long-term compensation to align stockholder and executives’ interests and should allocate a portion of long-term compensation to the entire executive compensation package.

The Company has an “at risk” annual incentive bonus program directly tied to overall Company performance. However, even under this structure, we believe that there is little or no likelihood that this compensation program will incentivize any executive officer to take actions for his or her personal enhancement to the detriment or risk of the Company.

We have, from time to time, at the request and for the benefit of the Compensation Committee, retained independent third-party executive compensation consulting companies (which provide no other services to us) to provide general compensation expertise. We have previously utilized these consulting firms for a comprehensive analysis of compensation for all executive, engineering, sales, marketing, general and administrative positions. These consultants generally gather peer group information and provide the information to the Compensation Committee, which is then used for proper benchmarking of our compensation programs for executives and other employees.

In November 2013, the Compensation Committee engaged Towers Watson & Co. (“Towers Watson”) to perform an independent assessment of the compensation levels for our seven top executives, and to conduct a competitive assessment of the compensation arrangements for our non-employee directors. For executive compensation, the evaluation included an analysis of 2013 base salaries, target bonuses and long-term incentive equity awards for executive officers. For board compensation, the evaluation consisted of an analysis of average annual board compensation consisting of a combination of: (i) annual board retainer and/or meeting fees; (ii) annual equity awards; and (iii) committee chairperson retainer and/or meeting fees. The preliminary report of Towers Watson was received by the Committee in the first quarter of 2014 and was reviewed and assessed by the Committee in determining its recommendations to the Board concerning future compensation of our executive officers and non-employee directors.

In order to assist the Compensation Committee in assessing the competitiveness of our executive and outside director compensation programs, Towers Watson provided market data from proprietary surveys of all organizations (excluding financial services) and durable goods manufacturing. To better reflect a peer group for the Company, market data was regressed to the Company's 2012 revenues of $303 million.

Our Compensation Committee plans to monitor the peer group to ensure that it remains aligned with our business activities. Towers Watson found:

•	the 2013 base salaries for executive officers were significantly below the median of our peer group; and

•	the long-term incentive awards for 2013 approximated the 25% percentile of our peer group.

Towers Watson did not express an opinion on actual bonus compensation, indicating that deviations from target bonus compensation are often made based on company and individual performance. The Compensation Committee will again engage an outside firm to fully evaluate the Company's compensation program for executive officers and non-employee directors during the fourth quarter of 2017.

We currently maintain an “at risk” incentive program. Under this program, bonuses for the Named Executive Officers are based on the Company achieving an annual budgeted goal of operating profit before “profit sharing” and income taxes, after bonus accrual.

At the recommendation of the Compensation Committee, the Board authorized Mr. Asbjornson, as the CEO, to provide further detailed recommendations on the incentive bonus plan and individual objectives within such plan with respect to each other Named Executive Officer, and the CEO will, with the Compensation Committee’s approval, have the authority to increase or decrease the individual annual incentive awards (up to 15%) for each other Named Executive Officers based upon his evaluation of such officer’s annual objectives.

We provide our stockholders the opportunity to cast an advisory vote (currently once every three years) to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules. The results of this advisory vote (commonly known as a "say-on-pay proposal") are taken into account by the Compensation Committee in its determination to continue the key components, design and implementation of our executive compensation program.

At our 2014 Annual Meeting of Stockholders, the ballot included our say-on-pay proposal. The vote was not binding on the Company, the Board of Directors or the Compensation Committee. Of the votes cast, including abstentions, an overwhelming 89.92% were “FOR” the compensation of the Named Executive Officers. The Compensation Committee was cognizant of this result in its determinations to continue the key components, design and implementation of our executive compensation program.

The ballot for our 2014 Annual Meeting of Stockholders also included an advisory vote as to the frequency of future advisory say-on-pay votes. Of the votes cast, including abstentions, 46.90% were “For” say-on-pay votes every three years. At a meeting of the Board of Directors immediately following our 2014 Annual Meeting of Stockholders, the Board determined, in light of such advisory vote, to continue including an advisory stockholder say-on-pay proposal every three years. As a result, our next say-on-pay proposal will be included on the ballot for our 2017 Annual Meeting of Stockholders.

2014 Executive Compensation Program Elements

The following discussion, as well as the historical information contained in the tables below, are based upon our historical and current compensation plans as in effect in 2014 and the prior reported years.

Base Salaries

Similar to most companies within the industry, our policy is to pay Named Executive Officers’ base salaries in cash. A significant portion of the executive compensation package is through base salaries. Below is a summary of 2014 base salaries for our Named Executive Officers:

Named Executive Officer	Base Salary
Norman H. Asbjornson	$449,670
Scott M. Asbjornson	$232,895
Kathy I. Sheffield	$229,782
David E. Knebel (1)	$112,710
Robert G. Fergus	$192,565
Rebecca A Thompson	$164,711
(1) Mr. Knebel retired as Sr. Vice President, Sales and Technology effective June 30, 2014.

In approving these executives’ salary levels, the Committee took into account certain factors including, recommendations of the principal executive officer (except for himself), each executives’ individual experience and responsibilities and the Company’s performance.

Annual Cash Incentive Bonuses

The Compensation Committee maintained the authority to reduce or increase the size of the payout for each individual Named Executive Officer in its discretion. Cash bonuses have not historically been a significant portion of the executive compensation package. The annual discretionary bonus is reported in the “Bonus” column of the “Summary Compensation Table” for each Named Executive Officer.

As previously discussed, in 2011 the Board of Directors instituted a new “at risk” annual incentive bonus which replaced the annual discretionary bonus and is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AAON financial goals by:

•	providing the employees designated by the Committee, incentive compensation tied to stockholder goals for the Company;

•	providing competitive compensation (base salary and incentive bonus, based, in part, on salary) to attract, motivate, reward and retain employees who achieve outstanding performance;

•	fostering accountability and teamwork throughout the Company; and

•	contributing to the long term success of the Company.

We believe that the annual incentive should be a substantial component of total compensation and be based upon achievement of AAON’s annual budgeted net income before “profit sharing” and income taxes, but after bonus accrual.

For the fiscal year ended December 31, 2014 the opportunity budget (targeted net income before profit sharing and income taxes but after bonus accrual) was set at $60.0 million; whereas, actual results were $69.8 million (116% of the opportunity budget). Incentive compensation opportunities are expressed as a percentage of the executive officer’s base salary multiplied by a bonus factor. The bonus factor is calculated using a formula determined by the Compensation Committee that results in a multiple of the amount by which the Company exceeded the opportunity budget. The rounded bonus factor for 2014 was 1.82. The eligible bonus amount for Norman H. Asbjornson and the other Named Executive Officers in 2014 are shown in the chart below:

Name	Eligible % of Base salary
Norman H. Asbjornson	75%
Scott M. Asbjornson	35%
Kathy I. Sheffield	35%
David E. Knebel (1)	35%
Robert G. Fergus	35%
Rebecca A. Thompson	35%
(1) Mr. Knebel retired as Sr. Vice President, Sales and Technology effective June 30, 2014.

For example, Norman H. Asbjornson's base salary for 2014 was $449,670. Since the Company was at 116% of the opportunity budget, the bonus factor was 1.82 as noted above. Norman H. Asbjornson's bonus was 75% of his base salary times the 1.82 bonus factor to arrive at a preliminary bonus of $612,283 (subject to adjustment as discussed immediately below).

In the event the Company’s performance exceeds the level necessary for our Named Executive Officers to earn a bonus under the annual cash incentive bonus plan, the Board has the discretion (with the advice of the Compensation Committee) in the case of Norman H. Asbjornson, and Mr. Asbjornson has the discretion in the case of the other Named Executive Officers, to increase or decrease the bonus amount earned by each Named Executive Officer up to 15% based on how such individual has performed in relation to his or her annual objectives. Continuing the example from above, for 2014, Norman H. Asbjornson received an increase of approximately 6% of his preliminary bonus amount, (which equals $37,717), in addition to the annual incentive of $612,283 for a total bonus amount of $650,000.

For the year ended December 31, 2014 cash bonuses were accrued as of December 31, 2014 and paid March 6, 2015 to all of our Named Executive Officers as follows:

Name	Bonus Amount
Norman H. Asbjornson	$650,000
Scott M. Asbjornson	$170,186
Kathy I. Sheffield	$156,960
David E. Knebel	$—
Robert G. Fergus	$122,361
Rebecca A. Thompson	$120,361
(1) Mr. Knebel retired as Sr. Vice President, Sales and Technology effective June 30, 2014.

Perquisites

We provide some Named Executive Officers with certain perquisites and personal benefits, including automobile related expenses. We utilize certain tax advantages associated with perquisites and personal benefits as a way to provide additional annual compensation that supplements base salaries and bonus opportunities granted to Named Executive Officers. Perquisites are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each Named Executive Officer if applicable and if reporting threshold requirements were met.

Equity-Based Compensation

Our policy is that the Named Executive Officers’ long-term compensation should be directly linked to enhancing profitability and value provided to our stockholders. Accordingly, the Compensation Committee grants equity awards under our LTIP designed to link an increase in stockholder value to compensation. Such grants are largely based upon the recommendation of the principal executive officer (except as to himself) based on the Named Executive Officer’s performance in the prior year and his or her expected future contribution to our performance.

Historically, the Company has not based executive officer equity compensation decisions on pre-established performance targets or other quantitative criteria, as many of the applicable operational and financial performance measures which affect Company profitability (and stockholder value) are contingent upon a combination of general economic factors, e.g., raw material prices, which are beyond the control of any individual. However, positive overall Company performance (from both a financial as well as stock price stand point) is a primary element associated with the grant of equity-based compensation to the executive officers as a group. When determining the total value of compensation provided to our executive officers, our Compensation Committee, with the advice of our CEO, evaluates various aspects of Company performance in light of general economic conditions, as well as comparison of the Company performance against similar competitors in the industry. Performance elements considered may include cost containment initiatives, product and marketing development, risk management, or successful completion of major capital projects including production line enhancements. These elements have not been specifically weighted in determining the amount of the equity incentive awards because the relative importance of each element may change from time to time and the responsibilities of each executive officer, as they contribute to the achievement of any particular objective, may vary.

Factors considered when determining any specific equity-based award include:

•	the responsibilities of the executive officer;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution of the officer.

For financial statement purposes, stock option and restricted stock award grants are valued using the Black-Scholes Model in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and are calculated as a part of the executive compensation package for the year based on the amount of requisite service period served. The “grant date fair value” of the options as determined under generally accepted accounting principles is shown in the “Summary Compensation Table” below. Non-qualified stock options and restricted stock awards for Named Executive Officers and other key employees generally vest ratably over five years. The Compensation Committee believes that these awards encourage Named Executive Officers to continue to use their best professional skills and to retain Named Executive Officers for longer terms.

Awards are granted to new key employees on their hire date. Other grant date determinations are made by the Compensation Committee, which are based upon the date the Committee met and proper communication was made to the Named Executive Officer or key employee as defined in the definition of grant date by FASB ASC Topic 718. Stock option exercise prices are equal to the value of AAON stock on the close of business on the determined grant date. We have no program or practice to coordinate timing of grants with release of material, nonpublic information.

The aggregate amount of stock compensation expense as determined under ASC Topic 718, Compensation - Stock Compensation, for 2014, 2013 and 2012 with respect to outstanding options and restricted stock awards granted to the Named Executive Officers is shown in the “Summary Compensation Table” below. The grant date fair value of the options and restricted stock awards granted to the Named Executive Officers in 2014, 2013 and 2012 as determined under FASB ASC Topic 718 for purposes of our financial statements is shown in the “Grants of Plan-Based Awards Table” below. The “Grants of Plan-Based Awards Table” below provides additional detail regarding the options and restricted stock awards granted to Named Executive Officers in 2014, 2013 and 2012, including the vesting and other terms that apply to the options and restricted stock awards.

Retirement Benefits - Defined Contribution Plan, 401(k) and Health Savings Account

We sponsor a defined contribution plan (the “Contribution Plan”). Eligible employees may make contributions in accordance with the Contribution Plan and IRS guidelines. In addition to the traditional 401(k), eligible employees have the option of making an after-tax contribution to a Roth 401(k) or a combination of both. The Contribution Plan provides for automatic enrollment and for an automatic increase to the deferral percentage at January 1st of each year and each year thereafter, unless the employee elects to decline the automatic increase and enrollment. Effective October 1, 2013, and each year thereafter, eligible employees are automatically enrolled in the Contribution Plan at a 6% deferral rate and employees contributing prior to the effective date will have their deferral rates increased to 6% unless their existing rate is above 6% or the employee elects to decline the automatic enrollment or increase.

Under the Contribution Plan, through September 30, 2013, we contributed a specified percentage of each eligible employee’s compensation. In addition, from 2010 through September 30, 2013, we contributed 1.5% of each eligible employee’s pre-tax earnings to the 401(k). Effective October 1, 2013, we now contribute 3% of each eligible employee’s pre-tax earnings to the Contribution Plan and match 100% up to 6% of employee contributions of eligible compensation. Our contributions are in the form of cash and we direct the investment committee to use these funds to purchase shares of our common stock. We believe that investment in our stock encourages retention and increases the value to the employee and stockholder as our performance increases. We maintain a stock repurchase arrangement by which employee-participants in our Contribution Plan are entitled to have shares of AAON stock in their accounts sold to us to provide diversification of their investments. Eligible employees are 100% vested in salary deferral contributions and vest 20% per year at the end of years two through six of employment in employer matching contributions. The additional 3% Company contribution vests over two years.

The amounts contributed by us to each Named Executive Officer under the 401(k) plan are based on actual contributions and the base salary of the employee, and are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each Named Executive Officer, if applicable, and if the threshold reporting requirements were met. Our employees participate in a high-deductible heath savings plan wherein they open a Health Savings Account. We previously provided a match of approximately 25% for employee contributions to their Health Savings Account. Effective October 1, 2014, we changed our matching and now match 100% of employee contributions to their Health Savings Account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K. Based upon this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

A.H. McElroy II, Chairman
Joseph E. Cappy

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in any such filing.

Compensation Committee’s Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current Named Executive Officer of AAON or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our Named Executive Officers identified herein served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Compensation of Named Executive Officers

The “Summary Compensation Table” set forth below should be read in connection with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards Table”, and the description of the material terms of the nonqualified options and restricted stock awards granted in 2014, 2013 and 2012 that follows it, provide information regarding the long-term equity incentives awarded to Named Executive Officers in 2014, 2013 and 2012 that are also reported in the “Summary Compensation Table”. The “Outstanding Equity Awards at Fiscal Year End Table” and “Option Exercises and Stock Vesting Table” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

We did not have any pension plans, non-qualified deferred compensation plans or severance, retirement, termination, written or unwritten constructive termination or change in control arrangements for any of our Named Executive Officers for the year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards(1) ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)

Norman H. Asbjornson President and CEO	2014	449,670	650,000(8)	1,062,200	—	85,560(2)	2,247,430
	2013	355,800	541,609	69,154	—	69,765(2)	1,036,328
	2012	355,800	533,700	42,221	—	58,366(2)	990,087

Scott M. Asbjornson Vice President, Finance and CFO .	2014	232,895	170,186(8)	181,707	—	24,650(6)	609,438
	2013	179,140	127,256	—	—	15,753(6)	322,149
	2012	180,288	125,398	34,637	83,939	72,023(6)	496,285

Kathy I. Sheffield Senior Vice President, Administration/Treasurer	2014	229,782	156,960(8)	182,001	—	24,799(4)	593,542
	2013	180,408	128,157	—	—	13,342(4)	321,907
	2012	180,408	126,286	34,637	83,939	10,827(4)	436,097

David E. Knebel Senior Vice President, Sales and Technology	2014	112,710	—	—	—	24,279(5)	136,989
	2013	195,204	138,668	—	—	13,170(5)	347,042
	2012	195,204	136,643	34,637	83,939	10,990(5)	461,413

Robert G. Fergus Vice President, Manufacturing	2014	192,565	122,361(8)	152,646	—	23,615(3)	491,187
	2013	178,602	126,874	—	—	13,407(3)	318,883
	2012	176,435	125,021	34,637	50,363	11,291(3)	397,747

Rebecca A. Thompson Chief Accounting Officer .	2014	164,711	120,361(8)	128,281	—	23,772(7)	437,125
	2013	139,373	124,163	—	—	9,403(7)	272,939
	2012	—	—	181,012	—	—	181,012
______________________
(1) See discussion of assumptions made in valuing these awards in the notes to our financial statements. The values reflect grant date fair value of awards. Compensation costs are recognized for option and restricted stock awards over their requisite service period.

(2) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $22,312, $18,008 and $10,745 in 2014, 2013 and 2012, respectively; (ii) director fees in the amount of $38,000, $27,500 and $27,500 in 2014, 2013 and 2012, respectively; (iii) payment of personal car lease in the amount of $23,600, $22,385 and $18,738 in 2014, 2013 and 2012, respectively; (iv) matching contributions to a Health Savings Account in the amount of $1,648, $1,872 and $1,383 in 2014, 2013 and 2012, respectively.

(3) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $21,967, $11,535 and $9,908 in 2014, 2013 and 2012, respectively; (ii) matching contributions to a Health Savings Account in the amount of $1,648, $1,872 and $1,383 in 2014, 2013 and 2012, respectively.

(4) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $23,385, $11,574 and $9,765 in 2014, 2013 and 2012, respectively; (ii) matching contributions to a Health Savings Account in the amount of $1,414, $1,768 and $1,062 in 2014, 2013 and 2012, respectively.

(5) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $23,385, $11,896 and $9,987 in 2014, 2013 and 2012, respectively; (ii) matching contributions to a Health Savings Account in the amount of $894, $1,274 and $1,003 in 2014, 2013 and 2012, respectively.

(6) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $22,307, $13,396 and $10,489 in 2014, 2013 and 2012, respectively; (ii) matching contributions to a Health Savings Account in the amount of $2,343, $2,357 and $1,534 in 2014, 2013 and 2012, respectively; (iii) a payment of $60,000 for relocation from Longview, Texas to Tulsa, Oklahoma in 2012.

(7) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $20,615, $7,969 and $0 in 2014, 2013 and 2012, respectively; (ii) matching contributions to a Health Savings Account in the amount of $3,158, $1,434 and $0 in 2014, 2013 and 2012, respectively.

(8) These bonuses were accrued at December 31, 2014 and paid on March 6, 2015.

We award stock incentives to key employees and the Named Executive Officers either on the initial date of employment or due to performance incentives throughout the year. The 2014, 2013 and 2012 grants to Named Executive Officers are reported in the table below. All share numbers and prices have been adjusted to reflect stock splits.

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock/Option Awards

Norman H. Asbjornson	5/20/14	49,215			963,137(3)
	5/20/14	5,062			99,063(3)
	5/21/13	5,062			69,154(1)
	5/15/12	5,062			42,200(2)

Scott M. Asbjornson	5/20/14	9,285			181,707(3)
	8/13/12	4,500			34,600(4)
	5/15/12		22,500	8.65	83,900(5)

Kathy I. Sheffield	5/20/14	9,300			182,001(3)
	8/13/12	4,500			34,600(4)
	5/15/12		22,500	8.65	83,900(5)

David E. Knebel	8/13/12	4,500			34,600(4)
	5/15/12		22,500	8.65	83,900(5)

Robert G. Fergus	5/20/14	7,800			152,646(3)
	8/13/12	4,500			34,600(4)
	5/15/12		13,500	8.65	50,400(5)

Rebecca A. Thompson	5/20/14	6,555			128,281(3)
	12/28/12	22,048			181,012(6)

(1) The fair value of these shares is $13.66 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(2) The fair value of these shares is $8.34 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(3) The fair value of these shares is $19.57 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(4) The fair value of these shares is $7.70 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(5) The fair value of these shares is $3.73 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(6) The fair value of these shares is $8.21 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2014 salaries, bonuses and long-term incentive awards is included in “Executive Compensation”.

Named Executive Officers are not separately entitled to receive dividend equivalent rights with respect to each stock option, however, dividends are paid for restricted stock awards (retroactively upon vesting). Each nonqualified stock option award described in the “Grants of Plan-Based Awards Table” above expires on the tenth anniversary of its associated grant date and vests in equal installments over the course of three years for Board members and five years for executives. Restricted stock awards vest in equal installments over the course of three years for Board members and five years for executives. Norman H. Asbjornson’s awards vest over a three-year or five-year period depending on which of his capacities (officer or director) the award relates to.

The following table presents information regarding outstanding equity awards as of December 31, 2014. All share numbers and prices have been adjusted to reflect stock splits.

Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)
Norman H. Asbjornson				5/15/12	N/A	1,688(2)	37,794
				5/21/13	N/A	3,375(3)	75,566
				5/20/14	N/A	5,062(5)	113,338
				5/20/14	N/A	49,215(6)	1,101,924

Scott M. Asbjornson	2,025		5.03	3/10/08	3/10/18
	6,750		4.54	3/9/09	3/9/19
	13,500	6,750	6.89	5/25/10	5/25/20
	9,000	13,500	8.65	5/15/12	5/15/22
				8/13/12	N/A	2,700(4)	60,453
				5/20/14	N/A	9,285(6)	207,891

Kathy I. Sheffield	10,125		5.03	3/10/08	3/10/18
	16,875		4.54	3/9/09	3/9/19
	27,000	6,750	6.89	5/25/10	5/25/20
	9,000	13,500	8.65	5/15/12	5/15/22
				8/13/12	N/A	2,700(4)	60,453
				5/20/14	N/A	9,300(6)	208,227

David E. Knebel	13,500		6.89	5/25/10	6/30/15(7)
	18,000		8.65	5/15/12	6/30/15(7)

Robert G. Fergus	5,400	8,100	8.65	5/15/12	5/15/22
				8/13/12	N/A	2,700(4)	60,453
				5/20/14	N/A	7,800(6)	174,642

Rebecca A. Thompson				12/28/12	N/A	16,537(1)	370,264
				5/20/14	N/A	6,555(6)	146,766

(1) The restricted stock awards vest ratably over 5 years and will be vested in December 2017.
(2) The restricted stock awards vest ratably over 3 years and will be vested in May 2015.
(3) The restricted stock awards vest ratably over 3 years and will be vested in May 2016.
(4) The restricted stock awards vest ratably over 5 years and will be fully vested in August 2017.
(5) The restricted stock awards vest ratably over 3 years and will be fully vested in May 2017.
(6) The restricted stock awards vest ratably over 5 years and will be fully vested in May 2019.
(7) Accelerated expiration due to his retirement effective June 30, 2014.

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2014. All shares and prices have been adjusted to reflect stock splits.

Option Exercises
Name	Option Awards
	Number of Shares Exercised (#)	Valued Realized on Exercise ($)

Norman H. Asbjornson	—	—

Scott M. Asbjornson	—	—

Kathy I. Sheffield	—	—

David E. Knebel	7,875	98,978

Robert G. Fergus	—	—

Rebecca A. Thompson	—	—

The following table sets forth information concerning our equity compensation plans as of December 31, 2014. All shares and prices have been adjusted to reflect stock splits.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	668,694	6.36	876,978

Equity compensation plans not approved by security holders (2)	--	--	--

Total	—	—	—

(1)	Consists of shares covered by the AAON 1992 Stock Option Plan, as amended, and the 2007 LTIP.

(2)	We do not maintain any equity compensation plans that have not been approved by the stockholders.

Director Compensation

Prior to and including the annual meeting held May 20, 2014, our directors were paid quarterly fees of $5,000 and attendance fees of $1,500 if present in person at Board meetings or $950 if participating by conference telephone call. In addition, our Directors were paid attendance fees of $1,250 per meeting for service on our Audit Committee and $1,000 per meeting for service on the Compensation Committee and the Governance Committee (up to a maximum of five meetings per committee per year) and the Chairman of the Audit Committee was paid an additional fee of $2,250 per quarter and the Chairman of the Compensation Committee and the Chairman of the Governance Committee were paid an additional fee of $1,250 per quarter.

Effective for the quarterly Board meetings subsequent to May 20, 2014, our directors are paid according to the following plan, with all amounts paid on a quarterly basis:

Name	Annual Retainer ($)	Chair Fee ($)	Audit ($)	Compensation ($)	Governance ($)	Total ($)

John B. Johnson, Jr.	40,000	—	—	—	—	40,000

Jack E. Short	40,000	18,000	Chair	7,000	—	65,000

Paul K. Lackey, Jr.	40,000	12,000	10,000	—	Chair	62,000

A.H. McElroy II	40,000	12,000	—	Chair	7,000	59,000

Jerry R. Levine	40,000	—	—	—	7,000	47,000

Joseph E. Cappy	40,000	—	10,000	7,000	—	57,000

Under the new director compensation plan, the annual retainer is inclusive of meetings.

In 2007, following the adoption of our LTIP, we adopted a policy of annually granting each of our directors shares of restricted stock. We made our annual grants of restricted stock awards in May 2014, at which time Messrs. N. Asbjornson, Johnson, Short, Lackey, McElroy, Levine and Cappy received restricted stock awards for 3,375 (5,062 following our 3-for-2 stock split on July 16, 2014) shares of stock, which vest ratably over three years.

The following summarizes our director compensation for 2014:

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards(1) ($)	Stock Options ($)	All Other Comp. ($)	Total ($)

John B. Johnson, Jr.	38,000	99,063 (2)	—	—	137,063

Jack E. Short	62,250	99,063 (3)	—	—	161,313

Paul K. Lackey, Jr.	59,940	99,063 (4)	—	—	159,003

A.H. McElroy II	56,500	99,063 (5)	—	—	155,563

Jerry R. Levine	44,250	99,063 (6)	---(6)	54,000 (7)	197,313

Joseph E. Cappy	53,650	99,063 (8)	—	—	152,713

(1) The values reflect grant date fair value of awards at $19.57 per share granted on May 20, 2014 (adjusted for the July 16, 2014 3-for-2 stock split). Compensation costs are recognized over the requisite service period. See also, the discussion of assumptions made in valuing these awards in the notes to the Company’s financial statements.

(2) As of December 31, 2014, 10,125 shares associated with restricted stock awards were outstanding.
(3) As of December 31, 2014, 10,125 shares associated with restricted stock awards were outstanding.
(4) As of December 31, 2014, 10,125 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during his term as a Board member.
(5) As of December 31, 2014, 10,125 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during his term as a Board member.
(6) As of December 31, 2014, 12,375 shares underlying non-qualified options received in connection with services rendered as a consultant to the Company in 2007 and 2010 were outstanding and 10,125 shares associated with restricted stock awards were outstanding. Mr. Levine received non-qualified options for 5,000 (11,250 following our 3-for-2 stock splits on July 2, 2013 and July 16, 2014) shares in connection with services rendered as a consultant to the Company on June 4, 2013, which vests ratably over 5 years as a result of Mr. Levine receiving such non-qualified options in connection with services rendered as a consultant to the Company, and not in his capacity as a director. The value reflects a grant date fair value of $6.55 per share (adjusted for the July 2, 2013 and July 16, 2014 3-for-2 stock splits).

(7) Compensation for investor relations consulting services provided to the Company.
(8) As of December 31, 2014, 10,125 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during his term as a Board member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC, and SEC rules require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of all Section 16(a) forms furnished to us during our most recent fiscal year, the Company believes that all Section 16(a) filing requirements were met during 2014.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of GT are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Fees and Independence

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The following services were authorized by the Audit Committee.

Audit Fees. GT billed us an aggregate of $502,500 and $477,410 for professional services rendered for the audits of our financial statements for the years ended December 31, 2014, and 2013, respectively, and reviews of the related quarterly financial statements.

All Other Fees. No other fees were billed by GT to us during 2014 or 2013.

The Audit Committee of the Board of Directors has determined that the provision of services by GT described above is compatible with maintaining GT’s independence as our registered public accounting firm.

Audit Committee Report

To the Board of Directors of AAON, Inc.

The Audit Committee oversees AAON's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. We have reviewed and discussed with management and with the independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2014.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee of the Board of Directors

Jack E. Short, Chairman
Paul K. Lackey, Jr.
Joseph E. Cappy

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in any such filing.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal No. 1 requests the election of three directors to the Board of Directors. Proposal No. 2 requests that stockholders vote to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.

PROPOSAL NO. 1
Election of Directors

The names of Norman H. Asbjornson and John B. Johnson, Jr., current members of the Class III Directors, whose terms expire at the 2015 Annual Meeting, have been placed in nomination for re-election to the Board for terms ending in 2018, and Gary D. Fields has been nominated for election to the Baord for a term ending in 2018 and the persons named in the proxy will vote for their election. Each of Mr. Asbjornson, Mr. Johnson and Mr. Fields have consented to being named in this Proxy Statement and to serve if elected.

The Board of Directors, after review and discussion, has concluded that Mr. Fields is qualified to serve as a director as a result of his extensive experience in the HVAC industry with substantial HVAC sales and management experience and expertise. The biographical information for all director nominees is contained in the "Directors" section above.

If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

Recommendation of the Board:

The Board unanimously recommends that stockholders vote "FOR" the election of directors Asbjornson, Johnson and Fields.

PROPOSAL NO. 2
Ratification of Appointment of Our Independent Registered Public Accounting Firm

The Audit Committee has selected the firm of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. The Board is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides Stockholders an opportunity to communicate with the Board and Audit Committee concerning an important component of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider the selection of that firm as the Company's auditors.

Recommendation of the Board:

The Audit Committee and Board unanimously recommend a vote "FOR" the ratification of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2016 Annual Meeting and to be included in our Proxy Statement must be received at the our executive offices, 2425 South Yukon, Tulsa, Oklahoma 74107, no later than December 2, 2015.

However, a stockholder who otherwise intends to present business at the 2016 Annual Meeting of stockholders, including nominations of persons to our Board of Directors, must also comply with the requirements set forth in our Bylaws. The Bylaws state, among other things, that to bring business before an annual meeting or to nominate a person for our Board of Directors, a stockholder must give written notice that complies with the Bylaws to the Secretary of AAON not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Thus, a notice of a stockholder proposal or nomination for the 2016 Annual Meeting of stockholders, submitted other than pursuant to Rule 14a-8 of the Exchange Act, as amended, will be untimely if given before February 19, 2016, or after March 20, 2016. As to any such proposals, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed between February 19, 2016 and March 20, 2016. Even if proper notice is received on a timely basis, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Exchange Act.

OTHER MATTERS

The Board knows of no business to be brought before the 2015 Annual Meeting other than as set forth above. If others matters properly become before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their judgment.

By Order of the Board of Directors

Norman H. Asbjornson
President/CEO
April 6, 2015

AAON, INC.
Annual Meeting of Shareholders
May 19, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of AAON, Inc., a Nevada corporation, hereby constitutes and appoints John B. Johnson, Jr., and Norman H. Asbjornson, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all shares of stock of the Company standing in the name of the undersigned, at the Annual Meeting of Stockholders of the Company to be held at 2440 South Yukon Avenue, Tulsa, Oklahoma, on Tuesday, May 19, 2015, at 10:00 A.M. (Local Time), and at any adjournment thereof, with all powers that the undersigned would possess if personally present, hereby revoking all previous proxies.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for directors and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Address Change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR Proposal 1:	For	Against	Abstain
1. Election of Directors
01 Norman H. Asbjornson	☐	☐	☐

02 John B. Johnson, Jr.	☐	☐	☐

03 Gary D. Fields	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2:	For	Against	Abstain

2. Proposal to ratify Grant Thornton LLP as the independent registered public accounting form for the fiscal year ending December 31, 2015	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date